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                                                                   Exhibit 10.34

                                    AGREEMENT

     This Agreement dated as of August 18, 2003 (this "Agreement"), is entered into between James R. Hull ("Hull") and Monitronics International, Inc., a Texas corporation (the "Corporation").

     In consideration of the mutual agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Transaction Fee. If the Corporation completes a sale of debt securities or any derivative thereof or enters into a credit facility in a transaction or series of related transactions, with total borrowings by the Corporation in excess of $475,000,000 or such lower amount as approved by the board of directors prior to February 1, 2004 (the "Transaction"), Hull shall receive a transaction fee of $2,000,000 in cash payable at the closing of the Transaction (the "Transaction Fee"); provided, however, that if Hull ceases to be employed by the Corporation voluntarily or for "Cause" (other than pursuant to clause (i) of the definition thereof) or "Nonperformance by Employee" (as those terms are defined in Hull's Employment Agreement dated October 21, 1994 with the Corporation) prior to February 1, 2005, Hull shall refund a portion of the Transaction Fee to the Corporation equal to the product of (A) $1,200,000 times
(B) the quotient of (i) the remainder of 549 (representing the number of days from and including the date hereof to and including January 31, 2005) minus the number of days from and after the date hereof that Hull was employed by the Corporation divided by (ii) 549.

     2. Initial Stock Repurchase. Effective upon the closing of the Transaction, the Corporation shall grant Hull the option (the "Initial Put Option"), exercisable within 90 days of the closing date of the Transaction, to require the Corporation to repurchase up to 400,000 shares of its Class A common stock held by Hull or the Hull Family Limited Partnership (the "Partnership") at a purchase price of $2.50 per share payable in cash. Hull shall allocate such shares to be sold between Hull and the Partnership in Hull's sole discretion. If Hull desires to exercise the Initial Put Option, he shall give written notice to the Corporation within 90 days of such closing of his desire to exercise the Initial Put Option, specifying the number of shares to be sold to the Corporation by each of Hull and the Partnership (the "Initial Put Option Notice").

     3. Put Option. Effective upon the closing of the Transaction, the Corporation shall grant Hull the option (the "Put Option"), exercisable no more than once in each of the five fiscal years of the Corporation commencing with the fiscal year ending June 30, 2004 and ending with the fiscal year ending June 30, 2008, to require the Corporation to repurchase for cash a number of shares of common stock of the Corporation not to exceed the number of Available Shares (as defined below) held by Hull or the Partnership for cash at a price per Available Share equal to the Put Price. The "Put Price" per Available Share shall be equal to the amount that would have been distributed to a holder of one share of common stock in a liquidation of the Corporation on the final day of the prior fiscal year in accordance with the Corporation's Articles of Incorporation as in effect on such day, assuming that: (a) the aggregate amount to be distributed in such liquidation is (i) the product of (x) the Consolidated Cash Flow (as defined in

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"Description of Notes-Definitions" in the Preliminary Offering Memorandum dated
August 1, 2003 with respect to the Corporation's offering of senior subordinated notes due 2010 (the "Offering Memorandum")) for the last quarter of the prior fiscal year on an annualized basis multiplied by (y) 5.6, minus (ii) the sum of the total amount of Indebtedness (as defined in the "Description of Notes-Definitions" in the Offering Memorandum) as of the end of such prior fiscal year plus the aggregate amount that would be paid to holders of preferred stock who did not exercise their conversion rights in the liquidation and (b) the conversion or exercise in full of all options, securities or other rights that were convertible into, or exercisable or exchangeable for, common stock of the Corporation, whether or not vested, and that would have been in the money with respect to a liquidation on the date that such aggregate amount was available for distribution. By September 30 of each year beginning with September 30, 2003 and ending on September 30, 2007, the Corporation shall deliver to Hull a computation of the Put Price for the fiscal year of the Corporation previously ended. As used herein, (a) the "Available Shares" shall mean the quotient of the Base Amount divided by the Put Price, and (b) the "Base Amount" shall mean the sum of $500,000 plus, for each prior fiscal year of the Corporation in which the exercise price for the Put Option required to be paid to Hull was less than $500,000, the remainder of $500,000 less the amount required to be so paid. As an example of the foregoing, the Base Amount for the exercise of the Put Option in fiscal year 2004 would be $500,000. As another example of the foregoing, if Hull does not exercise the Put Option in fiscal year 2004 and exercises the Put Option in fiscal year 2005 and is paid $250,000 for the Available Shares sold pursuant thereto, the Base Amount for the exercise of the Put Option in fiscal year 2006 would be $1,250,000 (i.e., $500,000 + $250,000 + $500,000). If Hull desires to exercise the Put Option, he shall give written notice to the Corporation of his desire to exercise the Put Option, specifying the number of shares to be sold to the Corporation by each of Hull and the Partnership (together with the Initial Put Option Notice, the "Notice").

     4. Closing of Each Purchase and Sale. The closing of each purchase and sale pursuant to the exercise of the Initial Put Option or the Put Option shall take place on a date mutually agreeable to Hull and the Corporation, but in no event later than 30 days after the date of the applicable Notice, and shall take place at the principal offices of the Corporation in Carrollton, Texas at 10:00 a.m., Dallas, Texas time, or at such other place and time mutually agreed to in writing by the Corporation and Hull; provided, however, that if in the good faith determination of the Board of Directors of the Corporation, the Corporation is not able to purchase the number of shares from Hull set forth in the Notice on the scheduled closing date because such purchase would either violate the Texas Business Corporation Act (the "TBCA") or would be prohibited under any indenture, credit agreement or other agreement applicable to borrowings by the Corporation that it is a party to (collectively, the "Credit Agreement"), the Corporation shall repurchase the maximum amount of shares from Hull that it may lawfully and contractually repurchase on such date and shall repurchase the remainder on the earliest possible date or dates thereafter that it can lawfully and contractually do so under the TBCA and the Credit Agreement. At each such closing pursuant to Section 2 or 3, Hull and/or the Partnership shall deliver to the Corporation the certificates representing the shares to be purchased and sold, duly endorsed for transfer or accompanied by blank stock powers, and the Corporation shall pay Hull and/or the Partnership the purchase price therefore by certified or cashiers' bank check payable to the order of Hull or the Partnership, as directed by Hull.

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     5. Stock Option Plan. After the closing of the Transaction, if the
Corporation establishes any stock option plans for the directors or executive officers of the Corporation while Hull is the Chief Executive Officer of the Corporation, Hull shall be awarded options to purchase at least 10% of the shares of capital stock available for issuance by the Corporation under any such plans and the options awarded to Hull shall, among other terms that may provide for periodic or early vesting, vest no later than upon a change in control of the Corporation, Hull's termination of employment by the Corporation without cause, or Hull's death or disability (all as shall be defined in his option agreements with respect to such options).

     6. Governing Law; Venue. This Agreement and all rights of the parties hereunder shall be governed by the laws of the State of Texas. Each of the parties hereto hereby agrees that the state and federal district courts located in Dallas County, Texas shall have exclusive jurisdiction over any claim or dispute arising from this Agreement or the parties' actions in connection herewith.

     7. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

     8. Severability. In case any provision of this Agreement shall be found by a court of law to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                         /s/ James R. Hull
                                        ----------------------------------------
                                        James R. Hull


                                        Monitronics International, Inc.


                                        By: /s/ Michael Meyers
                                           -------------------------------------
                                        Name: Michael Meyers
                                             -----------------------------------
                                        Title: VP and CFO
                                              ----------------------------------

                          [Signature Page - Agreement]